As filed with the Securities and Exchange Commission on April 2, 2008	Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL PATENT DEVELOPMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-4005439
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 East 40th Street, Suite 3110
New York, New York 10016
 (Address, including zip code of registrant’s principal executive offices)

NATIONAL PATENT DEVELOPMENT CORPORATION 2007 INCENTIVE STOCK PLAN
NATIONAL PATENT DEVELOPMENT CORPORATION 2003 INCENTIVE STOCK PLAN
NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
(Full titles of the Plans)

Ira J. Sobotko
Vice President, Finance, Secretary and Treasurer
National Patent Development Corporation
10 East 40th Street, Suite 3110
New York, New York 10016
 (646) 742−1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
With a Copy to:
Frank E. Lawatsch, Jr.
Day Pitney LLP
7 Times Square
New York, NY 10036
(212) 297-5830

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum Offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of Registration fee
Common Stock, $0.01 par value per share	11,100,000 shares	$2.33	$25,863,000	$1,016.42
__________________________

(1)           Shares of Common Stock that may be issuable pursuant to the National Patent Corporation 2003 Incentive Stock Plan, as amended (the “2003 Plan”), the National Patent Development Corporation 2007 Incentive Stock Plan (the “2007 Plan”) and the National Patent Development Corporation Non-Employee Director Equity Plan.  Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”) additional shares of Common Stock may be issuable pursuant to anti-dilution provisions of the  2007 Plan and the 2003 Plan.

(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the bid and asked price per share of the Registrant’s common stock, as reported on the OTC Bulletin Board on March 26, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                 Plan Information.

Not filed with this Registration Statement.

ITEM 2.                 Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                 Incorporation of Documents by Reference.

The following documents filed by National Patent Development Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 31, 2008.

2.	The Company’s Current Reports on Form 8-K filed with, or furnished to, the SEC on March 13, 2008, March 27, 2008 and March 31, 2008.

3.
The description of the Company’s common stock, $ 0.01 par value per share, contained in the Company’s Registration Statement on Form S-1 (file number 333-118568) filed with the SEC on August 26, 2004, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.                 Description of Securities.

Not applicable.

ITEM 5.                 Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP counsel to the Company.

ITEM 6.                 Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers (including for the purposes of this Item 6 former directors and officers) against liabilities including attorney’s fees and other expenses, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity; including liabilities under the Securities Act of 1933, as amended.  The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the Company, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication.  Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Company shall, subject to the limitations contained in the DGCL, as amended from time to time, indemnify all officers and directors to the maximum extent permitted by the DGCL.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

 The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.  Subject to certain limitations and exclusions, these insurance policies reimburse the Company for liabilities as to which its directors and officers have been indemnified under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

ITEM 7.                 Exemption from Registration Claimed.

Not applicable.

ITEM 8.                 Exhibits.

Exhibit No.	Description

5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of Eisner LLP

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers

ITEM 9.                 Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 1, 2008.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: April 1, 2008	By:	/s/ HARVEY P. EISEN
Harvey P. Eisen
Chairman, Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ HARVEY P. EISEN	Chairman, Chief Executive Officer and President	April 1, 2008
Harvey P. Eisen /s/ JOHN C. BELKNAP	(Principal Executive Officer) Vice President and Director	April 1, 2008
John C. Belknap /s/ IRA J. SOBOTKO	Vice President, Finance, Secretary and Treasurer of the Company	April 1, 2008
Ira J. Sobotko /s/ TALTON R. EMBRY	(Principal Financial and Accounting Officer) Director	April 1, 2008
Talton R. Embry /s/ SCOTT N. GREENBERG	Director	April 1, 2008
Scott N. Greenberg /s/ LAWRENCE G. SCHAFRAN	Director	April 1, 2008
Lawrence G. Schafran

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of Eisner LLP

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers